Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Peg Lupton Ethan Allen Interiors Inc. (203) 743-8234

Ethan Allen Presention At Raymond James & Associates 25th Annual Institutional
Investors Conference to be Webcast Live on March 2, 2004

DANBURY, Conn. February 27, 2004 — Ethan Allen Interiors Inc. (NYSE:ETH) will make a presentation to the investment community via live audio webcast at the Raymond James & Associates 25th Annual Institutional Investors Conference on Tuesday, March 2, 2004 at 1:40 p.m. eastern time. The presentation can be accessed through Ethan Allen’s website, www.ethanallen.com/investors. A replay will be available for 30 days.

Commenting on the current business climate and outlook, Farooq Kathwari, Chairman and CEO, commented, “As we indicated in January when we released our second quarter earnings, we remain optimistic about the business growth we have experienced in recent months and, assuming no unexpected deterioration in the economy or consumer confidence, we continue to believe we have the opportunity to generate fiscal year sales and earnings per share increases of approximately 5% and 10%, respectively.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of over 300 retail stores in the United States and abroad. Ethan Allen has 14 manufacturing facilities, which include 3 sawmills, located throughout the United States.